Exhibit 99.1

FOR IMMEDIATE RELEASE

Emdeon Reports Third Quarter 2012 Results

•	Revenue of $297.1 million, increased 5.3% over third quarter 2011

•	Adjusted EBITDA of $79.2 million, increased 3.3% over third quarter 2011

NASHVILLE, Tenn. (November 8, 2012) – Emdeon Inc., a leading provider of healthcare revenue and payment cycle management and clinical information exchange solutions, today announced financial results for the third quarter ended September 30, 2012 as summarized below:

(In millions)	3Q 2012	3Q 2011	% Change
Revenue	$297.1	$282.1	5.3%
Net Income (Loss)	$(15.2)	$6.3	-341.3%
Non-GAAP Adjusted EBITDA	$79.2	$76.7	3.3%

“We continue to make significant progress towards our financial goals as demonstrated by our operational performance in the third quarter,” said George Lazenby, chief executive officer for Emdeon. “The third quarter also proved productive strategically with the recently announced patient medication history initiative in our pharmacy services division and the launch of our integrated payment integrity suite, Emdeon EdgeTM. We are looking forward to continued success to round out the year.”

Third quarter revenue was $297.1 million, an increase of 5.3%, compared to $282.1 for the same period in 2011. Net loss for the third quarter of 2012 was $15.2 million compared to net income of $6.3 million for the same period in 2011. This loss was primarily due to increased interest and other expenses associated with the November 2011 acquisition of Emdeon by affiliates of Blackstone, which more than offset the impact of business growth as compared to the prior year period. Third quarter 2012 Non-GAAP Adjusted EBITDA grew 3.3% to $79.2 million, or 26.7% of revenue, from Non-GAAP Adjusted EBITDA of $76.7 million, or 27.2% of revenue, for the comparable period in 2011.

A reconciliation of Emdeon’s financial results determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to certain non-GAAP financial measures has been provided in the financial statement tables included in this release to supplement its unaudited condensed consolidated financial statements presented on a GAAP basis. An explanation of these non-GAAP measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”

About Emdeon

Emdeon is a leading provider of revenue and payment cycle management and clinical information exchange solutions, connecting payers, providers and patients in the U.S. healthcare system. Emdeon’s offerings integrate and automate key business and administrative functions of its payer and provider customers throughout the patient encounter. Through the use of Emdeon’s comprehensive suite of solutions, which are designed to easily integrate with existing technology infrastructures, customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage the complex revenue and payment cycle and clinical information exchange processes. For more information, visit www.emdeon.com.

Forward-Looking Statements

Statements made in this press release that express Emdeon’s or management’s intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. Forward-looking statements may include information concerning Emdeon’s possible or assumed future results of operations, including descriptions of Emdeon’s revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to Emdeon’s operations and business environment, all of which are difficult to predict and many of which are beyond Emdeon’s control. Although Emdeon believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Emdeon’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Such factors related to Emdeon’s actual financial results or results of operations include: effects of competition, including competition from entities that are customers for certain of Emdeon’s solutions; Emdeon’s ability to maintain relationships with its customers and channel partners; Emdeon’s ability to effectively cross-sell its solutions to existing customers and to continue to generate revenue and maintain profitability by developing or acquiring and successfully deploying new or updated solutions; pricing pressures on Emdeon’s solutions; the anticipated benefits from acquisitions not being fully realized or not being realized within the expected time frames; and general economic, business or regulatory conditions affecting the healthcare information technology and services industries; as well as the other risks discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in Emdeon’s Registration Statement on Form S-4 (File No. 333-182786) and the accompanying Prospectus thereto, as well as Emdeon’s periodic and other reports, filed with the Securities and Exchange Commission.

You should keep in mind that any forward-looking statement made by Emdeon herein, or elsewhere, speaks only as of the date on which made. Emdeon expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in Emdeon’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Contacts:

Investor Relations

Bob East

Westwicke Partners

443.213.0502

bob.east@westwicke.com or

Emdeon@westwicke.com

Emdeon Inc.

Condensed Consolidated Statements of Operations

(unaudited and amounts in thousands)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Revenue	$297,075	$282,149	$877,577	$835,758
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	184,794	173,455	542,550	515,481
Development and engineering	7,994	7,473	24,246	23,602
Sales, marketing, general and administrative	35,308	38,342	107,382	105,604
Depreciation and amortization	48,572	39,830	140,354	116,786
Accretion	2,758	—	15,104	—

Operating income	17,649	23,049	47,941	74,285
Interest expense, net	41,898	12,573	130,539	37,848
Loss on extinguishment of debt	—	—	21,853	—
Other	—	(4,398)	—	(8,036)

Income (loss) before income tax provision (benefit)	(24,249)	14,874	(104,451)	44,473
Income tax provision (benefit)	(9,093)	8,601	(36,364)	21,696

Net income (loss)	(15,156)	6,273	(68,087)	22,777
Net income attributable to noncontrolling interest	—	2,906	—	9,214

Net income (loss) attributable to Emdeon Inc.	$(15,156)	$3,367	$(68,087)	$13,563

Emdeon Inc.

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands, except share and per share amounts)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$50,337	$37,925
Accounts receivable, net of allowance for doubtful accounts of $4,276 and $1,201 at September 30, 2012 and December 31, 2011, respectively	197,169	188,960
Deferred income tax assets	4,772	5,862
Prepaid expenses and other current assets	20,914	16,926

Total current assets	273,192	249,673
Property and equipment, net	268,381	277,768
Goodwill	1,481,951	1,443,574
Intangible assets, net	1,757,783	1,821,897
Other assets, net	30,797	39,403

Total assets	$3,812,104	$3,832,315

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13,567	$8,827
Accrued expenses	119,461	132,096
Deferred revenues	8,967	5,561
Current portion of long-term debt	16,805	16,034

Total current liabilities	158,800	162,518
Long-term debt, excluding current portion	2,005,368	1,945,074
Deferred income tax liabilities	469,578	502,044
Tax receivable agreement obligations to related parties	132,581	117,477
Other long-term liabilities	6,145	1,413
Commitments and contingencies
Equity:
Common stock (par value, $.01), 100 shares authorized and outstanding at September 30, 2012 and December 31, 2011, respectively	—	—
Additional paid-in capital	1,128,320	1,120,676
Accumulated other comprehensive income (loss)	(3,908)	(194)
Accumulated deficit	(84,780)	(16,693)

Total equity	1,039,632	1,103,789

Total liabilities and equity	$3,812,104	$3,832,315

Emdeon Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited and amounts in thousands)

	Successor	Predecessor
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Operating activities
Net income (loss)	$(68,087)	$22,777
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	140,354	116,786
Accretion	15,104	—
Equity compensation	3,969	17,610
Deferred income tax expense (benefit)	(37,369)	2,611
Amortization of debt discount and issuance costs	7,613	10,470
Amortization of discontinued cash flow hedge from other comprehensive loss	—	2,843
Change in contingent consideration	—	(8,036)
Change in fair value of interest rate swap (not subject to hedge accounting)	—	(7,983)
Loss on extinguishment of debt	18,293	—
Other	1,927	36
Changes in operating assets and liabilities:
Accounts receivable	(5,547)	(7,040)
Prepaid expenses and other	(3,686)	10,843
Accounts payable	5,153	5,888
Accrued expenses, deferred revenue and other liabilities	(8,444)	16,329
Tax receivable agreement obligations to related parties	(114)	(2,593)

Net cash provided by operating activities	69,166	180,541

Investing activities
Purchases of property and equipment	(40,949)	(48,207)
Payments for acquisitions, net of cash acquired	(59,011)	(39,422)

Net cash used in investing activities	(99,960)	(87,629)

Financing activities
Proceeds from Term Loan Facility	70,351	—
Debt principal payments	(9,565)	(6,412)
Payments on revolver	(15,000)	—
Payment of loan costs	(2,060)	—
Repurchase of Parent common stock	(317)	—
Other	(203)	(620)

Net cash provided by (used in) financing activities	43,206	(7,032)

Net increase in cash and cash equivalents	12,412	85,880
Cash and cash equivalents at beginning of period	37,925	99,188

Cash and cash equivalents at end of period	$50,337	$185,068

Explanation of Non-GAAP Financial Measures

Emdeon’s management believes that, in order to properly understand Emdeon’s short-term and long-term financial trends, investors may wish to consider the impact of certain non-cash or non-operating items, when used as a supplement to financial performance measures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These items result from facts and circumstances that vary in frequency and/or impact continuing operations. In addition, management uses results of operations before such excluded items to evaluate the operational performance of Emdeon as a basis for strategic planning and as a performance evaluation metric in determining achievement of certain executive and management incentive compensation programs. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition to the description provided below, reconciliations of GAAP to non-GAAP results are provided in the financial statement tables included in this release.

In this release, Emdeon defines Adjusted EBITDA as EBITDA (which is defined as net income before income tax provision (benefit), net interest expense and depreciation and amortization), plus certain other non-cash or non-operating items (collectively, “EBITDA Adjustments”).

To properly evaluate Emdeon’s business, Emdeon encourages investors to review the GAAP financial information included in this release, and not rely on any single financial measure to evaluate Emdeon’s business. Emdeon also strongly encourages investors to review the reconciliation of net income (loss) to the non-GAAP measure of Adjusted EBITDA. Adjusted EBITDA, as Emdeon defines it, may differ from and may not be comparable to similarly titled measures used by other companies, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations. Adjusted EBITDA calculations are also used in our credit facilities and indentures, although the adjustments used to calculate Adjusted EBITDA as used in our credit facilities and indentures vary in certain respects among such agreements and from those presented below.

Management uses Adjusted EBITDA to facilitate a comparison of Emdeon’s operating performance on a consistent basis from period to period that, when viewed in combination with Emdeon’s GAAP results, management believes provides a more complete understanding of factors and trends affecting Emdeon’s business than GAAP measures alone. Management believes this non-GAAP measure assists Emdeon’s board of directors, management, lenders and investors in comparing Emdeon’s operating performance on a consistent basis because it removes where applicable, the impact of Emdeon’s capital structure, asset base, acquisition accounting, non-cash charges and non-operating items from Emdeon’s operations.

Emdeon Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(unaudited and amounts in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Net income (loss)	$(15,156)	$6,273	$(68,087)	$22,777
Interest expense, net	41,898	12,573	130,539	37,848
Income tax provision (benefit)	(9,093)	8,601	(36,364)	21,696
Depreciation and amortization	48,572	39,830	140,354	116,786

EBITDA	66,221	67,277	166,442	199,107

Non-2011 Transactions related adjustments:
Equity compensation	3,969	6,126	3,969	17,610
Acquisition-related costs	609	1,448	4,264	4,237
Strategic initiatives, duplicative running and transition costs	2,059	198	5,592	711
Contingent consideration adjustments	—	(4,398)	—	(8,036)
Loss on extinguishment of debt and other related costs	—	—	25,411	—
Other	390	321	2,960	547
2011 Transactions related adjustments:
Costs and fees	2,237	5,689	6,899	6,024
Acquisition accounting adjustments	937	—	4,370	—
Strategic initiatives costs	—	—	2,709	—
Accretion expense	2,758	—	15,104	—

EBITDA Adjustments	12,959	9,384	71,277	21,093

Adjusted EBITDA	$79,180	$76,661	$237,720	$220,200